Exhibit 99

MATRIX SERVICE ANNOUNCES RESULTS FOR THE THIRD QUARTER ENDED

MARCH 31, 2011

TULSA, OK – May 3, 2011 – Matrix Service Co. (Nasdaq: MTRX) today reported its financial results for the three and nine months ended March 31, 2011.

Third Quarter of Fiscal 2011 Results

Consolidated revenues for the third quarter ended March 31, 2011 were $136.3 million, an increase of $14.3 million, or 11.7%, from revenues of $122.0 million in the same period a year earlier. Net income for the third quarter of fiscal 2011 was $4.9 million, or $0.18 per fully diluted share. Net income was $0.1 million, or $0.00 per fully diluted share, in the same period a year earlier.

Michael J. Hall, Chairman of the Board of Directors of Matrix Service Company, said, “We are pleased with the results for the quarter and the first nine months of fiscal 2011. We continue to see a number of attractive project opportunities across our core markets and are encouraged by the volume of bid activity and improving market conditions in both the Construction Services and Repair and Maintenance Services segments.”

Consolidated gross profit was $18.6 million in the third quarter of fiscal 2011 compared to $13.3 million in the third quarter of fiscal 2010. The increase of $5.3 million was due to higher revenues and higher gross margins which increased to 13.6% in the third quarter of fiscal 2011 compared to 10.9% in the same period a year earlier. The increase in gross margins was primarily due to the favorable effect of improved recovery of construction overhead costs in the third quarter of fiscal 2011 when compared to the same period a year earlier. Selling, general and administrative expenses for the third quarter of fiscal 2011 were $10.9 million compared to $13.2 million in the third quarter of fiscal 2010. The third quarter of fiscal 2010 selling, general and administrative expenses included non-routine charges totaling $3.5 million related to acquired claim receivables. The third quarter of fiscal 2011 selling, general and administrative expenses included higher incentive compensation costs due to improved operating results when compared to the same period a year earlier.

Nine Month Fiscal 2011 Results

Consolidated revenues for the nine months ended March 31, 2011 were $463.4 million, an increase of $53.3 million, or 13.0%, from consolidated revenues of $410.1 million in the same period a year earlier. Net income for the nine months ended March 31, 2011 was $13.3 million, or $0.50 per fully diluted share. Net income was $9.1 million, or $0.34 per fully diluted share, in the comparable period a year earlier.

Consolidated gross profit was $54.0 million in the nine months ended March 31, 2011 compared to $49.2 million in the same period a year earlier. The increase of $4.8 million was largely due to the effect of higher revenues, partially offset by the effect of lower gross margins which decreased to 11.7% in the nine months ended March 31, 2011 compared to 12.0% in the same period a year earlier. The change in gross margins was due to lower direct margins largely offset by the favorable effect of improved recovery of construction overhead costs. Selling, general and administrative expenses for the nine months ended March 31, 2011 were $32.7 million compared to $34.7 million for the nine months ended March 31, 2010. Selling, general and administrative expenses for the nine months ended March 31, 2010 included non-routine charges totaling $4.4 million related to acquired claim receivables. Selling, general and administrative expenses in the nine months ended March 31, 2011 included non-routine charges of $0.6 million related to an internal fraud investigation disclosed in prior quarters, and higher incentive compensation costs due to improved operating results when compared to the same period a year earlier.

Financial Position

At March 31, 2011, Matrix Service’s cash balance was $63.4 million. The Company did not borrow under its revolving credit facility during the nine months ended March 31, 2011.

Backlog

The consolidated backlog at March 31, 2011 totaled $383.9 million, an increase of $17.9 million, or 4.9%, compared to the backlog at December 31, 2010, and an increase of $30.7 million, or 8.7%, compared to the backlog at June 30, 2010.

Earnings and Revenue Guidance

Matrix Service expects that fiscal 2011 consolidated revenues will be between $630 million and $650 million. In addition, the Company now expects fiscal 2011 earnings to be in the upper end of its previously announced guidance of $0.60 to $0.75 per fully diluted share.

Conference Call Details

In conjunction with the earnings release, Matrix Service will host a conference call with Michael J. Hall, Chairman of the Board of Directors, John R. Hewitt, incoming president and CEO, and Kevin S. Cavanah, vice president and CFO. The call will take place at 11:00 a.m. (Eastern) / 10:00 a.m. (Central) today and will be simultaneously broadcast live over the Internet, which can be accessed at the Company’s website at www.matrixservice.com on the Investors page under Conference Calls/Events. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of the live call and can be accessed following the same link as the live call.

About Matrix Service Company

Matrix Service Company provides engineering, construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in California, Illinois, Michigan, New Jersey, Oklahoma, Pennsylvania, Texas, and Washington in the U.S. and in Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Kevin Cavanah

Vice President and CFO

T: 918-838-8822

E: kcavanah@matrixservice.com

Matrix Service Company

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010
Revenues	$136,333	$122,013	$463,423	$410,088
Cost of revenues	117,763	108,720	409,383	360,935

Gross profit	18,570	13,293	54,040	49,153
Selling, general and administrative expenses	10,930	13,248	32,655	34,711

Operating income	7,640	45	21,385	14,442

Other income (expense):
Interest expense	(227)	(163)	(594)	(525)
Interest income	43	10	65	70
Other	485	208	595	752

Income before income tax expense	7,941	100	21,451	14,739
Provision for federal, state and foreign income taxes	3,018	37	8,152	5,634

Net income	$4,923	$63	$13,299	$9,105

Basic earnings per common share	$0.19	$0.00	$0.50	$0.35

Diluted earnings per common share	$0.18	$0.00	$0.50	$0.34

Weighted average common shares outstanding:
Basic	26,425	26,307	26,389	26,258
Diluted	26,723	26,521	26,636	26,477

Matrix Service Company

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	March 31, 2011	June 30, 2010
Assets

Current assets:
Cash and cash equivalents	$63,375	$50,899
Accounts receivable, less allowances (March 31, 2011 - $1,553 and June 30, 2010 - $1,404)	91,287	87,327
Costs and estimated earnings in excess of billings on uncompleted contracts	40,642	40,920
Inventories	2,596	3,451
Income taxes receivable	—	1,779
Deferred income taxes	5,872	8,073
Other current assets	2,752	6,076

Total current assets	206,524	198,525

Property, plant and equipment at cost:
Land and buildings	28,230	27,859
Construction equipment	54,754	52,086
Transportation equipment	19,703	19,192
Office equipment and software	14,876	14,358
Construction in progress	2,434	1,251

	119,997	114,746
Accumulated depreciation	(67,410)	(61,817)

	52,587	52,929

Goodwill	27,460	27,216
Other intangible assets	3,973	4,141
Other assets	2,263	1,997

Total assets	$292,807	$284,808

Matrix Service Company

Condensed Consolidated Balance Sheets (continued)

(In thousands, except share data)

(unaudited)

	March 31, 2011	June 30, 2010
Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$28,767	$44,769
Billings on uncompleted contracts in excess of costs and estimated earnings	36,897	28,877
Accrued insurance	7,477	8,257
Income taxes payable	800	—
Accrued wages and benefits	18,173	13,538
Current capital lease obligation	401	772
Other accrued expenses	2,479	6,572

Total current liabilities	94,994	102,785

Long-term capital lease obligation	46	259
Deferred income taxes	4,478	4,179

Total liabilities	99,518	107,223

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock - $.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of March 31, 2011, and June 30, 2010	279	279
Additional paid-in capital	113,124	111,637
Retained earnings	94,548	81,252
Accumulated other comprehensive income	1,364	495

	209,315	193,663
Less: Treasury stock, at cost – 1,450,800 shares as of March 31, 2011, and 1,546,512 shares as of June 30, 2010	(16,026)	(16,078)

Total stockholders’ equity	193,289	177,585

Total liabilities and stockholders’ equity	$292,807	$284,808

Results of Operations

(in thousands)

	Construction Services	Repair and Maintenance Services	Other	Total
Three Months Ended March 31, 2011
Gross revenues	$77,797	$60,923	$—	$138,720
Less: Inter-segment revenues	2,114	273	—	2,387

Consolidated revenues	75,683	60,650	—	136,333
Gross profit	13,192	5,378	—	18,570
Operating income	6,886	754	—	7,640
Segment assets	125,275	99,261	68,271	292,807
Capital expenditures	2,300	562	177	3,039
Depreciation and amortization expense	1,547	1,180	—	2,727

Three Months Ended March 31, 2010
Gross revenues	$79,394	$45,701	$—	$125,095
Less: Inter-segment revenues	3,073	9	—	3,082

Consolidated revenues	76,321	45,692	—	122,013
Gross profit	10,098	3,195	—	13,293
Operating income (loss)	880	(835)	—	45
Segment assets	117,974	89,214	62,508	269,696
Capital expenditures	63	276	871	1,210
Depreciation and amortization expense	1,646	1,268	—	2,914

Nine Months Ended March 31, 2011
Gross revenues	$285,303	$185,209	$—	$470,512
Less: Inter-segment revenues	6,502	587	—	7,089

Consolidated revenues	278,801	184,622	—	463,423
Gross profit	37,351	16,689	—	54,040
Operating income	17,809	3,576	—	21,385
Segment assets	125,275	99,261	68,271	292,807
Capital expenditures	4,458	893	2,217	7,568
Depreciation and amortization expense	4,612	3,638	—	8,250

Nine Months Ended March 31, 2010
Gross revenues	$244,484	$175,726	$—	$420,210
Less: Inter-segment revenues	9,910	212	—	10,122

Consolidated revenues	234,574	175,514	—	410,088
Gross profit	33,088	16,065	—	49,153
Operating income	11,152	3,290	—	14,442
Segment assets	117,974	89,214	62,508	269,696
Capital expenditures	565	1,082	2,412	4,059
Depreciation and amortization expense	4,976	3,904	—	8,880

Segment revenue from external customers by market is as follows:

	Construction Services	Repair and Maintenance Services	Total
	(In thousands)
Three Months Ended March 31, 2011
Aboveground Storage Tanks	$40,120	$17,667	$57,787
Downstream Petroleum	13,974	25,464	39,438
Electrical and Instrumentation	14,493	17,519	32,012
Specialty	7,096	—	7,096

Total	$75,683	$60,650	$136,333

Three Months Ended March 31, 2010
Aboveground Storage Tanks	$28,305	$17,957	$46,262
Downstream Petroleum	24,286	22,086	46,372
Electrical and Instrumentation	18,251	5,649	23,900
Specialty	5,479	—	5,479

Total	$76,321	$45,692	$122,013

Nine Months Ended March 31, 2011
Aboveground Storage Tanks	$130,444	$60,766	$191,210
Downstream Petroleum	57,550	76,257	133,807
Electrical and Instrumentation	71,800	47,599	119,399
Specialty	19,007	—	19,007

Total	$278,801	$184,622	$463,423

Nine Months Ended March 31, 2010
Aboveground Storage Tanks	$95,736	$69,824	$165,560
Downstream Petroleum	69,250	89,293	158,543
Electrical and Instrumentation	47,726	16,397	64,123
Specialty	21,862	—	21,862

Total	$234,574	$175,514	$410,088

Backlog

We define backlog as the total dollar amount of revenues that we expect to recognize as a result of performing work that has been awarded to us through a signed contract that we consider firm. The following contract types are considered firm:

•	fixed-price arrangements;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material contracts in which the estimated contract value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.

For long-term maintenance contracts we include only the amounts that we expect to recognize into revenue over the next 12 months. For all other arrangements, we calculate backlog as the estimated contract amount less the revenue recognized as of the reporting date.

Three Months Ended March 31, 2011

The following table provides a summary of changes in our backlog for the three months ended March 31, 2011:

	Construction Services	Repair and Maintenance Services	Total
	(In thousands)
Backlog as of December 31, 2010	$204,468	$161,499	$365,967
New awards	78,709	75,539	154,248
Revenue recognized	(75,683)	(60,650)	(136,333)

Backlog as of March 31, 2011	$207,494	$176,388	$383,882

Nine Months Ended March 31, 2011

The following table provides a summary of changes in our backlog for the nine months ended March 31, 2011:

	Construction Services	Repair and Maintenance Services	Total
	(In thousands)
Backlog as of June 30, 2010	$197,675	$155,541	$353,216
New awards	288,620	205,469	494,089
Revenue recognized	(278,801)	(184,622)	(463,423)

Backlog as of March 31, 2011	$207,494	$176,388	$383,882